EXHIBIT 10.4
LONG-TERM INCENTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT
PIONEER ENERGY SERVICES CORP.
AMENDED AND RESTATED 2007 INCENTIVE PLAN
THIS LONG-TERM INCENTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of <<Date>>, by and between Pioneer Energy Services Corp (the “Company”) and «Name» (the “Employee”) pursuant to the Pioneer Energy Services Corp. Amended and Restated 2007 Incentive Plan (Effective May 21, 2015) (the “Plan”). Certain capitalized terms used in this Agreement are defined in Section 8.
The Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to benefit the Company by increasing motivation on the part of the Employee, who is materially important to the Company, by creating an incentive to remain as an employee of the Company and to work to the very best of the Employee’s abilities.
To further this purpose, the Company desires to make a long-term incentive restricted stock unit award to the Employee under the terms of the Plan.
Pursuant to official action of the Committee on <<Date>> (the “Date of Award”), the Company undertook to grant the award contemplated by this Agreement to the Employee.

1.
Long-Term Incentive Restricted Stock Unit Award. Subject to the vesting and other terms and conditions set forth in this Agreement and Exhibit A attached hereto and made a part hereof, the Employee is hereby awarded a long-term incentive award (the “Award”) consisting of a contingent right to receive in the future a number of shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”), such number of shares to be determined pursuant to Section 3 and Exhibit A based on the reference number of shares of Common Stock set forth on Exhibit A (the “Reference Number of Shares”).

2.
Provisions of the Plan Control. The Award is made pursuant to the Plan and is subject to the terms and provisions of the Plan and this Agreement. The terms and provisions of the Plan are incorporated into this Agreement and will govern to the extent that the terms and provisions in this Agreement conflict with the terms and provisions of the Plan. The Employee acknowledges receipt of a copy of the Plan prior to executing this Agreement.

3.	Determination of Common Stock Subject to the Award.
(a)    Performance Goals. The Committee will establish one or more objective performance goals (the “Performance Goals”) for the Employee for a specified performance period (the “Performance Period”), in accordance with Section 8(a)(v) of the Plan. The Performance Goals and the Performance Period are indicated on Exhibit A hereto. The Company and the Employee acknowledge that the operating results of the Company and its subsidiaries during the Performance Period are substantially uncertain and, accordingly, it is substantially uncertain whether the Performance Goals will be achieved during the Performance Period.
(b)    Determination of Awarded Shares. In accordance with the Performance Goals described on Exhibit A hereto and related criteria and methodology established by the Committee, the Committee will determine whether, and the extent to which, the Performance Goals have been achieved, and, if so achieved, the number of Awarded Shares (as defined below) to be issued to the Employee, which Awarded Shares shall be subject to vesting to the extent provided in Section 5. Such determination shall be made within a reasonable period of time following the end of the Performance Period and, in all events, by such time as may be necessary to cause the Awarded Shares to be issued pursuant to Section 4(a) as soon as practicable after the end of the Performance Period, but in no event later than the first April 30th following the end of the Performance Period. The number of “Awarded Shares” will equal the Reference Number of Shares multiplied by a percentage determined by the Committee (the “Award Percentage”) and corresponding to the achievement of the Performance Goals set forth on Exhibit A hereto. Notwithstanding the foregoing, if a Change in Control occurs during the Performance Period, the number of Awarded Shares will equal the maximum potential number of Awarded Shares issuable based on the achievement of Performance Goals.
(c)    Adjustment of Performance Goals. In determining the number of Awarded Shares and the Award Percentage with respect to the Performance Period, the Committee may adjust the Performance Goals previously determined by the Committee to the extent permitted by Section 6 of the Plan; provided however, that any Award granted to the Employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in accordance with Section 162(m) of the Code prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain.

4.	Issuance of Restricted Shares; Forfeiture Restrictions.
(a)    Issuance of Restricted Shares. As soon as practicable after the Determination Date, but in no event later than the first <<Date>> following the end of the Performance Period (or, if earlier, immediately prior to the effective time of a Change of Control that would result in full vesting of Awarded Shares pursuant to Section 5(c)(i)), the Company shall cause the Awarded Shares to be issued in the Employee’s name (such Awarded Shares that have not vested in accordance with Section 5 are referred to herein as the “Restricted Shares”). Evidence of the issuance of Restricted Shares pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book entry registration or issuance of a stock certificate or certificates in the name of the Employee (or, in the event of the Employee’s death, to the person(s) indicated in Section 12). Subject to the Forfeiture Restrictions and other terms and conditions of this Agreement, the Employee shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares, from and after the date of issuance.
(b)    Forfeiture Restrictions. Restricted Shares shall be subject to the restrictions on transfer set forth in Section 6 and any such Restricted Shares that do not become vested in accordance with Section 5 shall be automatically forfeited by the Employee upon termination of the Employee’s employment with the Company, shall be cancelled immediately by the Company and shall be no longer outstanding for any purpose whatsoever. The Company shall have no further obligation to the Employee with respect to any Restricted Shares so forfeited and canceled. Such restrictions on transfer and risk of forfeiture and cancellation with respect to the Restricted Shares are referred to herein as the “Forfeiture Restrictions.”
(c)    Certificates Representing Restricted Shares. Any stock certificate representing Restricted Shares shall bear an appropriate legend with respect to the Forfeiture Restrictions applicable to such Restricted Shares and such stock certificate shall be reissued without such legends upon the lapse of all Forfeiture Restrictions applicable to the shares represented thereby. The Company may retain, at its option, the physical custody of any stock certificate representing any Restricted Shares, or require that such certificates be placed in escrow or trust, until all Forfeiture Restrictions applicable thereto are removed or lapse. The Employee shall promptly surrender to the Company for cancellation any stock certificate representing Restricted Shares that have become forfeited.
(d)    Dividends Payable With Respect to Restricted Shares. Regular, ordinary cash dividends paid with respect to Restricted Shares shall be paid to the Employee on a current basis. All other dividends and distributions with respect to Restricted Shares, whether paid in cash, equity securities of the Company, rights to acquire equity securities of the Company or any other property, shall be added to and become a part of the Restricted Shares.

5.	Vesting.
(a)    Involuntary Termination. In the event of an Involuntary Termination (as defined in the Company’s Key Executive Severance Plan, as amended (the “KESP”)) of any participant in the KESP, the number of Awarded Shares shall be determined as provided in Section 3(b) and issued as provided in Section 4(a), and the Award shall vest in accordance with the terms of the KESP.
(b)    Vesting Through Continued Employment. If the Employee remains continuously employed by the Company or a subsidiary of the Company through the <<Vesting Terms>>.
(c)    Full Vesting Upon Certain Events. The entire Award, to the extent not previously vested, shall vest in full upon the first to occur of:

(i)    the effective date of a Change in Control, if either (A) the Employee remains continuously employed by the Company or a subsidiary of the Company through the date on which such Change in Control occurs or (B) the Employee’s employment or other service with the Company and its subsidiaries is involuntarily terminated without Cause on or after the thirtieth (30th) day prior to the date on which such Change in Control occurs; and
(ii)    the termination of the Employee’s employment or other service with the Company and its subsidiaries as a result of the Employee’s death or Disability (whether during or after the Performance Period).

6.
Transfer Restrictions. Except as otherwise set forth in this Agreement or the Plan, Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, disposed of or encumbered. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, disposition or encumbrance in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, the Awarded Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, and the Employee agrees (a) that the Company may refuse to cause the transfer of the Awarded Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Awarded Shares.

7.
No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole share of Common Stock.

8.	Certain Definitions.
(a)    The term “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(b)    The term “Associate” means, with reference to any Person, (i) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or any of its Affiliates) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the beneficial owner of 10% or more of any class of its equity securities, (ii) any trust or other estate in which that Person has a substantial beneficial interest or for or of which that Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of that Person, or any relative of that spouse, who has the same home as that Person.
(c)    The term “Board” means the Company’s Board of Directors.
(d)    The term “Cause” means, with reference to the Employee, (i) the commission by the Employee of (A) any felony or (B) any other crime or offense involving moral turpitude or dishonesty or involving money or other property of the Company or any Affiliate of the Company; (ii) the Employee’s participation in a fraud or act of dishonesty against the Company or any Affiliate of the Company; (iii) the Employee’s willful breach of the policies of the Company or of any Affiliate of the Company; (iv) the Employee’s intentional damage to the property of the Company or of any Affiliate of the Company; (v) any material breach by the Employee of any agreement between the Employee and the Company or any Affiliate of the Company; (vi) any unauthorized use or disclosure by the Employee of confidential information or trade secrets of the Company or its Affiliates; (vii) the Employee’s refusal or willful failure to substantially perform his or her employment duties; (viii) the Employee’s receipt of any bribe or kickback in connection with the Company’s or its Affiliates’ business; or (ix) the Employee’s willful engagement in material misconduct that results in damage to the Company or to its Affiliates or results in adverse publicity, public contempt or public ridicule of the Employee or the Company or its Affiliates. The determination by the Board or the Committee as to whether Cause exists shall be final, conclusive and binding on the Employee.
(e)    The term “Change in Control” means the occurrence of any of the following after the date of this Agreement:
(i)    any Person (other than an Exempt Person) is or becomes the beneficial owner of Voting Stock (not including any securities acquired directly from the Company after the date the Plan first became effective) representing 40% or more of the combined voting power of the Voting Stock then outstanding; provided, however, that a Change in Control will not be deemed to occur under this clause (i) if a Person becomes the beneficial owner of Voting Stock representing 40% or more of the combined voting power of the Voting Stock then outstanding solely as a result of a reduction in the number of shares of Voting Stock outstanding which results from the Company’s repurchase of Voting Stock, unless and until such time as that Person or any Affiliate or Associate of that Person purchases or otherwise becomes the beneficial owner of additional shares of Voting Stock constituting 1% or more of the combined voting power of the Voting Stock then outstanding, or any other Person (or Persons) who is (or collectively are) the beneficial owner of shares of Voting Stock constituting 1% or more of the combined voting power of the Voting Stock then outstanding becomes an Affiliate or Associate of that Person, unless, in either such case, that Person, together with all its Affiliates and Associates, is not then the beneficial owner of Voting Stock representing 40% or more of the Voting Stock then outstanding; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Company’s Board: (1) individuals who on the date the Plan first became effective constitute the Board; and (2) any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a majority vote of the Directors then still in office who either were Directors on the date the Plan first became effective or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Company or any parent or direct or indirect subsidiary of the Company with or into any other corporation, other than: (A) a merger or consolidation which results in the Voting Stock outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the Board or similar governing body of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Exempt Person) is or becomes the beneficial owner of Voting Stock (not including, for purposes of this determination, any Voting Stock acquired directly from the Company or its subsidiaries after the date the Plan first became effective other than in connection with the acquisition by the Company or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the Voting Stock then outstanding; or
(iv)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets, unless (A) the sale is to an entity of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of such entity (“New Entity Securities”) are owned by shareholders of the Company in substantially the same proportions as their ownership of the Voting Stock immediately prior to such sale; (B) no Person other than the Company and any employee benefit plan or related trust of the Company or of such corporation then beneficially owns 40% or more of the New Entity Securities; and (C) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.
(f)    The term “Committee” means the Compensation Committee of the Board.

(g)    The term “Determination Date” means the date on which the number of Awarded Shares is determined by the Committee pursuant to Section 3(b).
(h)    The term “Disability” means the absence of the Employee from the Employee’s duties with the Company or any of its Affiliates on a full-time basis for at least 180 consecutive days as a result of incapacity due to mental or physical illness or injury which is determined by the Committee in its sole discretion to be permanent.
(i)    The term “Exempt Person” means: (i) the Company; (ii) any Affiliate of the Company; (iii) any employee benefit plan of the Company or of any Affiliate and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any Affiliate of the Company; or (iv) any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of capital stock of the Company.
(j)    The term “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
(k)    The term “Voting Stock” means the Common Stock and any other securities issued by the Company that entitle the holder thereof to vote generally in the election of members of the Board.

9.
Compliance with Section 409A. Notwithstanding anything to the contrary herein, the issuance of vested shares to the Employee on account of the Employee’s separation from service, to the extent the Employee’s right to receive such shares is properly treated as deferred compensation subject to Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, shall be delayed until the first business day after the expiration of six (6) months from the date of the Employee’s separation from service (within the meaning of said regulations under Section 409A of the Code) or, if earlier, the date of the Employee’s death. The Employee shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code as a result of this Award and the issuance of Awarded Shares hereunder.

10.
Tax Matters. The issuance of Awarded Shares pursuant to this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”), if any. Except as otherwise required by applicable law, the amount of the Required Withholding, and the amount reflected on tax reports filed by the Company, shall be based upon the Fair Market Value (as defined in the Plan) of Awarded Shares on the date of issuance or, if later, the date on which all Forfeiture Restrictions applicable to such Awarded Shares are removed or lapse (such date, the “Valuation Date”). In the Committee’s sole discretion, the Company shall be entitled to satisfy the Employee’s Required Withholding by withholding vested Awarded Shares having a Fair Market Value on the Valuation Date equal to such amount, or by deducting such amount from any cash compensation otherwise payable to the Employee, or any combination of the foregoing. By execution of this Agreement, the Employee shall be deemed to have authorized the satisfaction of the Employee’s Required Withholding by the Company through any one or more of the foregoing means.

11.
No Service Rights. This Agreement is not a services or employment agreement and nothing contained in the Plan or this Agreement shall be interpreted or construed to confer upon the Employee any right with respect to the continuation of the Employee’s employment or other service with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company at any time to terminate such relationship.

12.
Recoupment of Incentive Compensation Policy. Notwithstanding any other provision of this Agreement to the contrary, this Award, any shares of Common Stock issued hereunder, and any amount received with respect to any sale of any such shares of Common Stock, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Recoupment of Incentive Compensation Policy, as it may be amended from time to time (the “Policy”). The Employee agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Employee. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

13.
Non-transferability. The Employee’s rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise disposed of, encumbered or transferred, except (a) to the Company or (b) upon the Employee’s death to a beneficiary designated by the Employee (subject to the terms of this Agreement and the Plan) or if no beneficiary has been duly designated or no duly designated beneficiary survives the Employee, pursuant to the Employee’s will or the laws of descent and distribution. Any attempted sale, assignment, pledge, exchange, hypothecation, disposition, encumbrance or transfer in violation of this Agreement shall be void and the Company and its Affiliates will not be bound thereby.

14.
Severability. If any portion of this Agreement is determined to be in violation of any statute or public policy, then only the portion(s) of this Agreement that have been found to violate such statute or public policy shall be deleted and all portions of this Agreement that have not been found to violate any statute or public policy will continue in full force and effect. Furthermore, it is the parties’ intent that any order that requires deletion of any portion of this Agreement should modify the deleted portion of the Agreement as narrowly as possible to give as much effect as possible to the intentions of the parties hereto.

15.
Limitation of Liability. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any Person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Agreement, the Award or the Plan.

16.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law provisions.

17.
Amendment and Waiver. Except as otherwise provided in this Agreement or the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Employee. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

18.
Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any successor to the Company as the result of a direct or indirect purchase, merger, consolidation or similar transaction involving all or substantially all of the Company’s business or assets. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Long-Term Incentive Restricted Stock Unit Award Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all effective as of the date first above written.
PIONEER ENERGY SERVICES CORP:
By:
Name: <<Company Officer>>
Title: <<Title>>
EMPLOYEE:

Name: <<Name>>
Address:    ______________________________
    ______________________________
    ______________________________

EXHIBIT A – <<EMPLOYEE NAME>>

Performance Period: <<Performance Period>>

Reference Number of Shares: <<PBRSU Shares>> shares of Common Stock

The Awarded Shares (AS) will equal the Reference Number of Shares (RNS) set forth above multiplied by the Award Percentage (AP) corresponding to the achievement of the Performance Goals set forth below. In other words: AS = RNS x AP.

Performance Goals: The performance of the Company during the Performance Period will be compared against a peer group of companies in the following three metrics:

1.	EBITDA growth: Measure the change of the EBITDA for the <<Period>> ended <<Period End Date>> vs. EBITDA for the <<Period>> ending <<Period End Date>>.

2.
EBITDA return on capital employed (ROCE): Computation of Cumulative Average Quarterly EBITDA ROCE: Final computation will consist of a simple average of Quarterly EBITDA ROCE for <<Number>> quarters (Q_ <<Year>> through Q_ <<Year>>). Quarterly EBITDA ROCE computation is Quarterly Annualized EBITDA / (Average Equity for the Quarter + Average Debt for the Quarter).

3.
Total Shareholder Return (TSR): Measure the TSR (including dividends) using the change of the stock price at the beginning of the Performance Period as determined by the average of the <<first/last>> <<Number>> consecutive trading day(s) in <<Month>> (<<Year>>) vs. the stock price at the end of the Performance Period as determined by the average of the last <<Number>> consecutive trading day(s) in <<Month>> (<<Year>>) for each member of the peer group.

The peer group: <<Peer Group>>.
Each member of the peer group will be ranked based on the results in each performance metric. The award will be determined based on the company's ranking within the peer group in each of the performance metrics, with corresponding payouts measured as follows on a sliding scale:

Company Ranking	Metric Percentage
<25th Percentile:	0%
25th Percentile:	25%
50th Percentile:	100%
90th Percentile:	200%

The Metric Percentage for any ranking achieved between 25th and 50th percentiles and between 50th and 90th percentiles will be proportional to the percentile achieved. For example, achievement of the 37.5th percentile would result in a 62.5% Metric Percentage, achievement of the 43.75th percentile would result in a 83.3% Metric Percentage and achievement of the 70th percentile would result in a 150% Metric Percentage.

The results for each performance metric will be weighted as follows: <<Metric Weighting>>. The Award Percentage (AP) will be calculated as the weighted average of the three Metric Percentages.